Mercury Parent, LLC Consolidated Financial Statements as of December 31, 2020 and 2019, and for the Years Ended December 31, 2020, 2019, and 2018, and Report of Independent Registered Public Accounting Firm

MERCURY PARENT, LLC TABLE OF CONTENTS Page REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 1-3 CONSOLIDATED FINANCIAL STATEMENTS: Consolidated Balance Sheets as of December 31, 2020 and 2019 4 Consolidated Statements of Operations for the Years Ended December 31, 2020, 2019, and 2018 5 Consolidated Statements of Changes in Members’ Equity for the Years Ended December 31, 2020, 2019, and 2018 6 Consolidated Statements of Cash Flows for the Years Ended December 31, 2020, 2019, and 2018 7 Notes to Consolidated Financial Statements 8–39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the shareholders and the Board of Directors of Mercury Parent, LLC Opinion on the Financial Statements We have audited the accompanying consolidated balance sheets of Mercury Parent, LLC and subsidiaries (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of operations, members' equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America. Change in Accounting Principle As discussed in Note 2 to the financial statements, effective January 1, 2020, the Company adopted FASB Accounting Standards Update 2016-02, Leases, using the modified retrospective approach. Basis for Opinion These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. Critical Audit Matter The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates. Goodwill — Refer to Note 2 to the financial statements Critical Audit Matter Description The Company’s consolidated goodwill balance was $448.4 million as of December 31, 2020. Goodwill is tested annually for impairment by management at the reporting unit level by comparing the carrying value to the estimated fair value of the respective reporting unit or through a qualitative assessment to determine whether it is not more likely than not that the fair values of the reporting units are less than their respective carrying amounts. The determination of fair value of the reporting units, or events and conditions affecting fair value in the case of a qualitative analysis, require management to make significant estimates and assumptions related to forecasts of future revenues, cost of sales, expenses and the weighted-average cost of capital for each reporting unit. An adverse change in these factors could have a significant impact on the recoverability of goodwill and could have a material impact on the financial statements. The Company’s new Clinical Solutions business was formed during 2020. The Company evaluated its reporting units and, based on their evaluation of when discrete financial information was available to the Chief Operating Decision Maker (CODM), determined that it met the criteria for two separate reporting units starting October 1, 2020. The Company’s existing Goodwill was allocated to the reporting units based on the relative fair value approach. Given the significant judgments made by management to estimate the relative fair value of the new Clinical Solutions reporting unit, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the discount rate, required a high degree of auditor judgment and an increased extent of effort, including the need to involve our internal fair value specialists. How the Critical Audit Matter Was Addressed in the Audit Our audit procedures related to the relative fair value analysis included the following, among others: • We evaluated management’s determination of when discrete financial information was available to the CODM for the identification of the Clinical Solutions reporting unit. • Due to the lack of history in operating the Clinical Solutions reporting unit, with the assistance of our fair value specialists, we evaluated the reasonableness of management’s determination of the discount rate to determine the relative fair value of the Clinical Solutions reporting unit by: • Developing an independent estimate and comparing those to the selected discount rate used by management

• Comparing the discount rate used by management to the discount rate associated with other healthcare companies with similar risk profiles • Evaluating the reasonableness of the interaction between the discount rate and other assumptions used in the forecast. /s/ Deloitte & Touche LLP Phoenix, Arizona February 26, 2021 We have served as the Company's auditor since 2017.

- 4 - MERCURY PARENT, LLC CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND 2019 (Amounts in thousands, except unit and per unit amounts) 2020 2019 ASSETS CURRENT ASSETS: Cash and cash equivalents 70,295$ 30,883$ Accounts receivable—net of allowance of $1,120 and $1,552, respectively 61,111 29,722 Prepaid expenses and other current assets 5,397 2,177 Medical supplies 6,307 1,439 Total current assets 143,110 64,221 PROPERTY AND EQUIPMENT—Net 12,096 18,291 OPERATING RIGHT-OF-USE ASSETS—Net 13,602 - FINANCING RIGHT-OF-USE ASSETS—Net 1,762 - GOODWILL 448,397 434,480 INTANGIBLE ASSETS—Net 143,335 177,572 OTHER LONG-TERM ASSETS 450 664 TOTAL ASSETS 762,752$ 695,228$ LIABILITIES AND MEMBERS’ EQUITY CURRENT LIABILITIES: Accounts payable 6,208$ 4,753$ Accrued liabilities—including related party of $2,952 and $452, respectively 59,001 21,808 Current portion of long-term debt 1,888 1,869 Income taxes payable 5,019 159 Current operating lease liabilities 6,906 - Current financing lease liabilities 793 - Other short-term liabilities 2,106 2,667 Total current liabilities 81,921 31,256 LONG-TERM DEBT—Net of current portion 314,125 316,013 DEFERRED TAX LIABILITY—Net 22,980 31,222 LONG-TERM OPERATING LEASE LIABILITIES 7,840 - - LONG-TERM FINANCING LEASE LIABILITIES 1,813 - OTHER LONG-TERM LIABILITIES 4,278 4,145 Total liabilities 432,957 382,636 COMMITMENTS AND CONTINGENCIES (Note 11) MEMBERS’ EQUITY: Common A units—353,450,000 units authorized, issued, and outstanding, liquidity preference of $1 per unit 302,698 286,909 Common B units—24,158,682 units authorized, issued, and outstanding, liquidity preference of $1.267 per unit 27,097 25,683 Series A units—39,066,667 units authorized, 21,672,810 and 16,846,088 units issued and outstanding, participate in dividends and distributions in excess of $1 per common unit - - Series B units—18,170,543 units authorized, 10,556,253 and 8,238,188 units issued and outstanding, participate in dividends and distributions in excess of $2 per common unit - - Series C units—14,777,249 units authorized, 8,584,962 and 6,699,732 units issued and outstanding, participate in dividends and distributions in excess of $3 per common unit - - Series D units—15,885,542 units authorized, 9,228,269 and 7,201,176 units issued and outstanding, participate in dividends and distributions in excess of $4 per common unit - - Total members’ equity 329,795 312,592 TOTAL LIABILITIES AND MEMBERS’ EQUITY 762,752$ 695,228$ See accompanying notes to consolidated financial statements.

- 5 - MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018 (Amounts in thousands) 2020 2019 2018 NET REVENUES 414,622$ 275,391$ 282,067$ OPERATING EXPENSES: Service expense 316,386 228,320 228,326 General and administrative 7,210 4,615 6,807 Depreciation and amortization 47,594 43,666 43,119 Asset impairment charges - 55,056 - Loss (gain) on disposition of assets 25 665 (34) Loss (reduction in) contingency (898) 1,872 - Management fees 4,893 2,196 5,035 Total operating expenses 375,210 336,390 283,253 INCOME (LOSS) FROM OPERATIONS 39,412 (60,999) (1,186) INTEREST EXPENSE—Net and other expense: Interest expense—net and other expense (19,790) (24,903) (23,417) Finance restructuring - - (2,525) Total interest expense—net and other expense (19,790) (24,903) (25,942) INCOME (LOSS) BEFORE TAXES 19,622 (85,902) (27,128) INCOME TAX (EXPENSE) BENEFIT (4,485) 16,549 7,166 NET INCOME (LOSS) 15,137$ (69,353)$ (19,962)$ See accompanying notes to consolidated financial statements.

- 6 - MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018 (Amounts in thousands) Total Common A Common B Series A Series B Series C Series D Members’ Units Units Units Units Units Units Equity BALANCE—December 31, 2017 366,945$ - $ - $ - $ - $ - $ 366,945$ Acquisition rollover capital - 30,609 - - - - 30,609 contribution Units repurchased (53) - - - - - (53) Net loss (19,962) - - - - - (19,962) Equity-based compensation 2,698 - - - - - 2,698 BALANCE—December 31, 2018 349,628 30,609 - - - - 380,237 Capital contributions 500 - - - - - 500 Units repurchased (371) (29) - - - - (400) Net loss (64,340) (5,013) - - - - (69,353) Equity-based compensation 1,492 116 - - - - 1,608 BALANCE—December 31, 2019 286,909 25,683 - - - - 312,592 Units repurchased (302) (27) - - - - (329) Net income 13,893 1,244 - - - - 15,137 Equity-based compensation 2,198 197 - - - - 2,395 BALANCE—December 31, 2020 302,698$ 27,097$ - $ - $ - $ - $ 329,795$ See accompanying notes to consolidated financial statements.

- 7 - MERCURY PARENT, LLC CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018 (Amounts in thousands) 2020 2019 2018 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) 15,137$ (69,353)$ (19,962)$ Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 47,157 43,666 43,119 Amortization of debt issuance costs 1,431 1,441 1,471 Amortization of right-of-use asset 366 - - Restructuring finance fees - - 1,131 Change in deferred income taxes (8,242) (21,169) (8,189) Equity-based compensation 2,395 1,608 2,698 Provision for bad debts 903 1,304 1,097 Loss (gain) on disposal of property and equipment 25 357 (34) Loss on asset impairment - 55,056 - Loss on termination of leases - 308 - (Reduction in) loss contingency (898) 1,872 - Changes in operating assets and liabilities: Accounts receivable (29,720) 1,003 (8,235) Prepaid expenses and other current assets (3,220) 688 1,465 Medical supplies (3,138) (248) (699) Other long-term assets 236 559 (990) Accounts payable and accrued liabilities 36,142 (312) 3,836 Operating lease liabilities (434) - - Other liabilities 3,480 1,355 301 Income taxes receivable - 1,533 87 Income taxes payable 4,860 159 - Net cash provided by operating activities 66,480 19,827 17,096 CASH FLOWS FROM INVESTING ACTIVITIES: Business acquisition—net of cash acquired (18,089) - (156,799) Proceeds from sale of assets 20 459 54 Purchases of property and equipment (4,838) (9,477) (10,375) Net cash used in investing activities (22,907) (9,018) (167,120) CASH FLOWS FROM FINANCING ACTIVITIES: Capital contributions - 500 30,609 Payment of financing fees - - (6,825) Draw on line of credit 33,500 - - Payments on line of credit (33,500) - - Proceeds from term loan - - 330,000 Payments on term loan (3,300) (3,300) (194,700) Payments on financing leases (532) (651) (102) Repurchase of members' units (329) (400) (53) Net cash (used in) provided by financing activities (4,161) (3,851) 158,929 NET INCREASE IN CASH AND CASH EQUIVALENTS 39,412 6,958 8,905 CASH AND CASH EQUIVALENTS—Beginning of the period 30,883 23,925 15,020 CASH AND CASH EQUIVALENTS—End of the period 70,295$ 30,883$ 23,925$ SUPPLEMENTAL CASH FLOW INFORMATION: Cash paid for interest 17,711$ 23,284$ 21,784$ Cash paid for income taxes 10,193$ 3,179$ 3,688$ NONCASH INVESTING AND FINANCING TRANSACTIONS: Additions to property and equipment financed through accounts payable and accrued expenses 95$ 80$ 1,671$ Property acquired under capital lease obligations - $ 1,855$ - $ Right-of-use assets obtained in exchange for operating lease liabilities 20,290$ - $ - $ Right-of-use assets obtained in exchange for finance lease liabilities 149$ - $ - $ See accompanying notes to consolidated financial statements.

- 8 - MERCURY PARENT, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019 AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018 1. ORGANIZATION AND NATURE OF OPERATIONS Nature of Operations Mercury Parent, LLC (“Mercury Parent” and collectively with its subsidiaries and affiliates, the “Company”) is a Delaware limited liability company formed on October 19, 2016, as a holding company for CCHN Group Holdings, Inc. (the “Group”), CCHN Holdings, LLC (“Holdings”), and Community Care Health Network, LLC and its subsidiaries (CCHN). In 2020, the Company formed new subsidiaries of CCHN; Matrix Clinical Solutions, LLC, Matrix Consulting Group, LLC, and MCS Diagnostics, Inc., a holding company for the newly acquired Biocerna, LLC. All financial activity is recorded on Community Care Health Network, LLC and its subsidiaries. Through a national network of more than 4,200 clinical practitioners and 50 plus mobile clinics, Matrix generates revenue from two business units, Risk Adjustment and Clinical Solutions. In the Risk Adjustment business unit, the Company performs comprehensive health exams (CHAs) to gather health plan members’ information related to health status, social, environmental, and medication risks, which helps health plans improve the accuracy of such data and optimize care for the health plan member. In the Clinical Solutions business, the Company focuses on providing employee health and wellness services, COVID- 19 symptom screening and testing, vaccine studies and lab processing services. 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Principles of Consolidation—The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of Mercury Parent, its consolidated and wholly owned subsidiaries, and its affiliates. Affiliated entities operate in states that have statutory requirements regarding legal ownership of operating entities by a licensed medical practitioner. Accordingly, each affiliate entity has a contractual relationship with the Company whereby the Company provides management and other services for these affiliates. The Company has entered into license, service, and redemption agreements with the affiliates and the members of the affiliates. The Company may terminate the license, service, or employment agreement with or without cause upon written notice to the affiliated entity and/or member subject to certain time requirements, generally less than 90 days. Upon termination, the member shall surrender the stock and the status of the physician as a member shall be deemed to have terminated and shall have no further ownership in the Company. The surrender of the stock by the member will be exchanged for a nominal amount as specified in the redemption agreement. As such and in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810-10-05, Consolidation of Entities Controlled by Contract, the affiliated entities are being presented on a consolidated basis as the Company meets the requirements to consolidate, specifically the controlling financial interest provisions.

- 9 - All intercompany accounts and transactions, including those between the Company and its subsidiaries and the affiliated entities, are eliminated in consolidation. Covid-19 Pandemic— In December 2019, a novel strain of coronavirus (“COVID-19”) was identified and the disease has since spread across the world, including the United States. In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. The outbreak of the pandemic affected the Company’s Risk Adjustment business in that many clients requested that Matrix pause in home CHA visits in early 2020. As a result of this request from customers, the Company developed a Telehealth product that allowed Matrix to perform CHA visits remotely. In the later part of the year, customers allowed clinicians to perform visits in the home or telephonically, if necessary. In the first quarter of 2020, the Company launched its Clinical Solutions Business Unit in response to the pandemic. Clinical Solutions service offerings include Employee Health and Wellness, COVID-19 screening, testing and tracing, vaccine study and administration, and lab processing. During 2020, the Clinical Solutions business performance more than offset the adverse effect to the Risk Adjustment business. The full extent to which the COVID-19 outbreak will impact the Company’s business moving forward, including results of operations, financial condition and cash flows will depend on future developments that are highly uncertain, including new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national, and international markets. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted into law. As part of the CARES Act, the Company is able to defer $7.2 million of the employers’ share of Social Security tax for up to two years, and had the interest limitation increased from 30% to 50% allowing a greater interest tax deduction. Of the $7.2 million, $3.6 million is recorded within “Accrued liabilities” and the remaining $3.6 million is recorded within “Other long-term liabilities” on the consolidated balance sheet as of December 31, 2020. Due to the re- allocation of resources and response to this public health crisis, the Company did not take any loans under the Paycheck Protection Program. Revenue Recognition—On January 1, 2018, the Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method. The adoption did not result in any change to revenue recognition for any of its revenue streams. To conform to Topic 606, the Company modified its revenue recognition policy as described below. The Company recognizes revenue when it satisfies a performance obligation in an amount reflecting the consideration to which it expects to be entitled. The Company applies a five- step approach in determining the amount and timing of revenue to be recognized: (1) identifying the contract with a customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations in the contract; and (5) recognizing revenue when the performance obligation is satisfied. The Company’s revenue is generated from the performance of CHAs (see Note 1) and, to a lesser extent, other services related to gathering, monitoring, and assessing information related to health plan members’ health and health care activities. The Company also generates revenue from its newly created line of business, Clinical Solutions services, which includes various services such as clinical support, COVID-19 tests, vaccine administration, and environmental assessments. CHAs are performed subject to customer contracts and are conducted either at a health plan members’ home, a skilled nursing facility (SNF), at a mobile clinic, or telephonically.

These delivery mechanisms are subject to different economic factors (e.g., the efficiency associated with conducting CHAs for multiple health plan members) and different average revenues and fulfillment costs.

Clinical Solutions services are performed subject to customer contracts and are conducted on site or in a mobile clinic setting. The Company's revenue is derived from access to clinical staff for the purposes of screening, testing, and tracing illness, and on-site clinical support, as well as consulting on and certifying worksite safety. The Company's COVID-19 RT-PCR, Alpha-1 Antitrypsin Deficiency and other Clinical Solutions tests (Lab Testing) are performed subject to customer contracts and are conducted by the Company's CLIA-certified and CAP-accredited laboratory, which was purchased in 2020.

Revenues are recognized over time and are disaggregated as follows (in millions):

	Years Ended December 31,		
	2020	**2019**	**2018**
Risk adjustment (home/SNF/mobile assessments, home/mobile quality visits)	$185.3	$275.4	$282.0
Clinical solutions (on-site clinical support, Covid testing and tracing, vaccine study and administration, lab processing, environmental assessments)	229.3	0.0	0.0
	$414.6	$275.4	$282.0

Risk Adjustment—The performance obligation identified in the CHA-related customer contracts is the performance of a completed assessment as part of a series. The Company recognizes revenues for the completion of CHAs over time using cost-based input methods, in which judgment is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine the Company's progress toward contract completion and to calculate the corresponding amount of revenue to recognize. The Company believes that this method provides a realistic depiction of the transfer of services to the customer.

Payment is typically due from the customer upon delivery of the CHA results. As billing occurs after performance obligations have been satisfied, there are no contract liability balances, and contract asset balances arise from accounts receivable and revenue recognized in advance of billing. Such amounts are reflected as "Accounts receivable—net" in the accompanying consolidated balance sheet.

Some customer contracts provide for variable service-level agreement bonuses and/or rebates that are tied to certain performance criteria and are settled at the end of the contract period. Because such amounts are immaterial and are not estimable, such amounts are constrained at the onset of the contract until such time that payment becomes probable. Probability of payment is based on, among other factors, the Company's historical experience.

The aggregate amount of the transaction price allocated to performance obligations that are partially unsatisfied at December 31, 2020, relates to CHAs that are in process at year-end. The aggregate amount of revenue yet to be billed for in-process CHAs was immaterial

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- 11 - at December 31, 2020 and 2019 and is expected to be billed within one to two months after year-end. Costs to obtain a contract consist of commissions and are recognized as the related revenues are recognized over the term of the related contract. Such amounts are immaterial. Prior to the adoption of ASU No. 2014-09, revenue was recognized using the proportional performance method in the period in which the services are rendered. All costs associated with the acquisition of new customers or contracts were expensed as incurred. Clinical Solutions—The performance obligation is providing clinical solutions through the Company’s clinicians and mobile units directly at the customer’s location of choice. The Company’s recognition of revenue for these services are based on clinical hours incurred and contractually agreed upon rates for those clinical hours. The Company has elected the “right to invoice” practical expedient which allows the Company to recognize as revenue consideration in the amount to which the entity has a right to invoice. The Company elected this practical expedient because the Company has a right to consideration from its customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. There are no contract liability and contract asset balances. Commission expense related to revenue is expensed as incurred because the associated amortization period is less than one year. Lab Testing contracts are typically in the form of laboratory services agreements, under which statements of work are made by customers. The performance obligation identified is to provide one integrated service of standing ready to process testing samples over the contract’s term. No substantial termination penalties exist, and contract terms vary from month-to-month to six months. The stand ready performance obligation will be treated as a series of distinct daily laboratory testing sample processing services and the Company uses a time-based measure of progress to recognize revenue. Certain contracts contain fixed consideration in the form of monthly minimums. The Company recognizes fixed consideration as revenue in its Lab Testing contracts over the contract term using days elapsed. Variable consideration in lab contracts typically relate to number of lab tests performed and often include volume-based discounts. The Company determined that variable consideration in its Lab Testing contracts meets the criteria of ASC 606-10-32- 40(a) and 606-10-32-40(b) to be recognized as revenue in the period in which the lab tests are performed. There are no contract liability and contract asset balances. In certain Lab Testing contracts, the Company purchases test kit supplies from a manufacturer on behalf of its customer and drop-ships them to the customer. The Company invoices the customer at cost plus a certain margin. The Company determined that it does not obtain control of the supplies and instead arranges for the provision of supplies. The Company recognizes the markup as consideration to which it expects to be entitled in exchange for arranging for the supplies to the customer; as such, revenue is recognized net of costs incurred. $20 thousand of net revenue for reimbursed test kit supplies was recognized in the consolidated statement of operations for the year ended December 31, 2020. Similarly, in certain Lab Testing contracts, the Company purchases supplies from the customer, which are subsequently used in processing the customer’s testing samples and are ultimately reimbursed by the customer at cost. The Company determined that the customer does not transfer a distinct good or service to the Company. The Company accounts for consideration payable to the customer as a reduction of the transaction price

- 12 - and, therefore, of revenue. For the year ended December 31, 2020, revenue for reimbursed supplies used in customer testing, net of costs incurred, is zero. Concentration of Credit Risk—For the year ended December 31, 2020, four customers were individually greater than 10% of the Company’s net revenues, and these four customers combined made up approximately 68% of net revenues. Accounts receivable from these four customers were approximately 27% of total accounts receivable at December 31, 2020. For the years ended December 31, 2019 and 2018, there were two customers individually greater than 10%, and these two customers made up approximately 57% and 53% of net revenues, respectively. Accounts receivable from these two customers were approximately 39% and 13%, respectively, of total accounts receivable at December 31, 2019 and 2018. Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could materially differ from those assumptions and estimates. The most significant assumptions and estimates underlying these consolidated financial statements and the accompanying notes involve the recognition of revenues and receivables, allowances for contractual discounts and unbillable services, impairment of long-lived assets, accounting for income taxes, insurance reserves, fair value estimates, and share-based payments. Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions, and at times, balances may exceed federally insured limits. At December 31, 2020 and 2019, the Company has $69.5 million and $30.1 million, respectively, of interest-bearing and non-interest-bearing cash balances with three financial institutions that exceed federally insured limits. Accounts Receivable and Sales Allowance—The Company records accounts receivable amounts at the contractual amount, less an allowance for unbillable services. The Company maintains an allowance at an amount it estimates to be sufficient to cover the risk that services will not be able to be billed and collected. The Company regularly evaluates its accounts receivable and reassesses its sales allowance based on updated information.

- 13 - Sales allowance consists of the following (in millions): Balance at January 1, 2018 737$ Provisions 2,017 Write-offs (444) Balance at December 31, 2018 2,310$ Balance at January 1, 2019 2,310$ Provisions 1,304 Write-offs (2,062) Balance at December 31, 2019 1,552$ Balance at January 1, 2020 1,552$ Provisions 903 Write-offs (1,335) Balance at December 31, 2020 1,120$ Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation, and are depreciated using the straight-line method over the following estimated useful lives of the related assets: Computer applications 3 years Computer equipment 3 years Office equipment 5 years Furniture and fixtures Lease term or 5 years Leasehold improvements Lease term or 5 years Vehicles and accessories Lease term or 6 years Medical equipment Lease term or 5 years Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized. For items that are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations. In accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying amount of its long-lived assets whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. Long-lived assets include, for example, property and equipment and identifiable intangible assets. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company recorded fixed asset impairment charges of $0, $2.4 million, and $0 for the years ended December 31, 2020, 2019, and 2018, respectively. The amounts are included in “Asset impairment charges” in the consolidated statements of operations. See Note 4.

- 14 - Software Development Costs—The Company capitalizes certain development costs incurred in connection with its internal-use software in accordance with ASC 350-40, Internal-Use Software. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Internal-use software is included as a component of property and equipment, and amortization begins when the computer software is ready for its intended use. Internal-use software is amortized on a straight-line basis over the estimated useful lives of the related software applications, which are generally three years. For the years ended December 31, 2020, 2019 and 2018, $2.2 million, $7.2 million, and $9.0 million, respectively, were capitalized as internally developed software, which is a component of computer software included in property and equipment. Goodwill—Goodwill represents the excess of the purchase price over the fair value of tangible net assets of acquired businesses after amounts are allocated to other intangible assets. In accordance with ASC 350-20, Intangibles—Goodwill and Other, the Company evaluates goodwill for impairment on an annual basis as of the first day of the fourth quarter of each calendar year-end and on an interim basis should events and circumstances warrant. To test for impairment, the Company first performs a qualitative assessment of relevant circumstances and events to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If this qualitative assessment indicates it is more likely than not the estimated fair value of a reporting unit exceeds its carrying value, no further analysis is required and goodwill is not impaired. Otherwise, the Company performs a quantitative goodwill impairment test to determine if goodwill is impaired. The quantitative test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds the carrying value of the net assets associated with that unit, goodwill is not considered impaired. If the carrying value of the net assets associated with the reporting unit exceeds the fair value of the reporting unit, goodwill is considered impaired and will be determined as the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Determining the fair value of the Company’s reporting units is subjective in nature and involves the use of significant estimates and assumptions, including projected net cash flows, discount, and long-term growth rates. The Company determines the fair value of its reporting units based on an income approach, whereby the fair value of the reporting unit is derived from the present value of estimated future cash flows. The assumptions about estimated cash flows include factors such as future revenue, gross profit, operating expenses, and industry trends. The Company considers historical rates and current market conditions when determining the discount and long-term growth rates to use in its analysis. The Company considers other valuation methods, such as the cost approach or market approach, if it is determined that these methods provide a more representative approximation of fair value. Changes in these estimates based on evolving economic conditions or business strategies could result in material impairment charges in future periods. The Company bases its fair value estimates on assumptions it believes to be reasonable. Actual results may differ from those estimates.

- 15 - Due to the start of the Company’s new Clinical Solutions business, the Company re- evaluated its reporting units and determined that discrete financial information was available to the Chief Operating Decision Maker and determined that it met the criteria for two separate reporting units starting October 1, 2020. The Risk Adjustment reporting unit consists of CHAs, whereby the Company helps health plans optimize care for members. The Clinical Solutions reporting unit consists of employee health and wellness services, COVID-19 testing, vaccine studies and lab processing services. The Company’s existing goodwill was allocated to the reporting units based on their relative fair value. The Company recorded goodwill impairment charges of $0, $14.1 million, and $0 for the years ended December 31, 2020, 2019, and 2018, respectively. The goodwill impairment charge in 2019 was recorded to the Risk Adjustment reporting unit. The amounts are included in “Asset impairment charges” in the consolidated statements of operations. See Note 4. Other Intangible Assets—Other intangible assets consist of customer relationships, trade names and trademarks, and developed technologies acquired in business combination transactions. Intangible assets (excluding indefinite-lived assets) are amortized over their estimated useful lives using the straight-line method. In accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying amount of its long-lived assets whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. Long-lived assets include, for example, property and equipment and identifiable intangible assets. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company recorded long-lived intangible asset impairment charges of $0, $38.6 million, and $0 for the years ended December 31, 2020, 2019, and 2018, respectively. The amounts are included in “Asset impairment charges” in the consolidated statements of operations. See Note 4. Fair Value Measurements—The Company applies fair value accounting for assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring or nonrecurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the consolidated financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers as follows: Level 1, defined as quoted market prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, defined as unobservable inputs that are not corroborated by market data. The Company applies Level 2 inputs to measure stock-based compensation using the grant date fair value of Series A-D unit awards. The Company applied Level 3 inputs to measure the fair value of

- 16 - long-lived assets that were impaired for the year ended December 31, 2019. See Note 4. The Company also applied Level 3 inputs to measure the fair value of contingent consideration and intangible assets arising from the Biocerna acquisition. See Note 3. The fair values of cash, accounts receivable, trade accounts payable, capital expenditures payable, and certain other current assets and accrued expenses approximate carrying values because of their short-term nature. Assets and liabilities recorded at fair value on a recurring basis include cash equivalent money market funds and contingent consideration arising from the Biocerna acquisition. The carrying value of long-term debt (see Note 9) includes an amount recorded as debt discount that reduces the unpaid principal balance of the debt to an amount that approximated fair value at December 31, 2020 and 2019. Interest on such debt is based on variable rates, which approximate borrowing rates currently available to the Company for long-term borrowings with similar terms and variable interest rates. Cash equivalent money market funds (Level 1) were $43.3 million and $18.3 million as of December 31, 2020 and 2019, respectively. Contingent consideration arising from the Biocerna acquisition was $1.7 million as of the acquisition date and December 31, 2020, respectively. Leases—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASU No. 2016-02, a lessee is required to recognize assets and liabilities for leases with terms of more than 12 months. Lessor accounting remains substantially similar to current GAAP. In addition, disclosures of leasing activities are expanded to include qualitative along with specific quantitative information. The Company adopted the standard beginning January 1, 2020 using the optional transition method prescribed by ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, whereby the Company recognized a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. See Recently Adopted Accounting Pronouncements. To determine if a contract is or contains a lease, the Company considers whether (1) explicitly or implicitly identified assets have been deployed in the contract and (2) the Company obtains substantially all of the economic benefits from the use of that underlying asset and direct how and for what purpose the asset is used during the term of the contract. If the Company determines a contract is, or contains, a lease, the Company assesses whether the contract contains multiple lease components. The Company considers a lease component to be separate from other lease components in the contract if (a) it can benefit from the right of use either on its own or together with other resources that are readily available to the Company and (b) the right of use is neither highly dependent on nor highly interrelated with the other right(s) to use underlying assets in the contract. The Company has elected to account for the lease and non-lease components as a single lease component. Leases are classified as either operating leases or finance leases, as appropriate. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. Operating Leases The Company leases office space and automobiles under various operating lease agreements, some of which contain escalation clauses. The Company recognizes a lease liability and right-of-use asset for leases classified as operating leases in the consolidated balance sheet upon lease commencement. The lease liability represents the present value of the remaining lease payments. For all leases the Company is a party to, the discount rate implicit in the lease was not readily determinable. Therefore, the Company used its

- 17 - incremental borrowing rate for each lease to determine the present value of the lease. The Company determined the incremental borrowing rate applicable to each lease through a model that represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The incremental borrowing rate was applied to each lease based on the remaining term of the lease. For operating leases with a term of 12 months or less, the Company elected the short-term exception and has not recorded these leases on the consolidated balance sheet. Finance Leases The Company capitalizes assets acquired under finance leases at lease commencement and amortizes them to depreciation expense over the lesser of the useful life of the asset or the lease term on a straight-line basis. The Company records the present value of the related lease payments as a lease liability. Finance lease liabilities relate primarily to equipment and mobile clinics. Debt Issuance Costs—Debt issuance costs are deferred and amortized to interest expense using the effective interest method over the term of the related debt. For the years ended December 31, 2020, 2019, and 2018, the Company recognized interest expense of $1.4 million, $1.4 million, and $1.5 million, respectively, from the amortization of debt issuance costs. Unamortized debt issuance costs are a reduction of current and long-term debt. Defined Contribution Plans—The Company maintains defined contribution plans (the “Plans”) for the benefit of eligible employees under the provision of Section 401(k) of the U.S. Internal Revenue Code (IRC). The Company provides matching contributions that vest over three years. Unvested matching contributions are forfeitable upon employee termination. Employee contributions are fully vested and nonforfeitable. The assets of the Plans are held separately from those of the Company and are independently managed and administered. The Company’s contributions to the Plans were $1.3 million, $1.2 million, and $1.2 million for the years ended December 31, 2020, 2019, and 2018, respectively. Income Taxes—The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates. While Mercury Parent is a pass-through entity, affiliates and subsidiaries in these consolidated financial statements are taxable entities, giving rise to the tax provisions contained in these consolidated financial statements. The Company reviews its filing positions for all open tax years in all U.S. federal and state jurisdictions where it is required to file for uncertain tax positions. The Company recognizes a liability for each uncertain tax position at the amount estimated to be required to settle the issue. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company recognized expense of $0.1 million, $0.2 million, and $0.2 million, during the years ended December 31, 2020, 2019, and 2018 respectively, related to uncertain tax positions.

- 18 - Equity-Based Compensation—The Company accounts for equity-based compensation in accordance with ASC 718, Compensation-Stock Compensation. In accordance with ASC 718, equity-based compensation cost is measured at the grant date based on the fair value of the award and the Company accounts for forfeitures as they occur. The Company uses an option-pricing model to determine the fair value of stock-based awards. The assumption for expected term was determined based on management's estimate of a time to liquidation of approximately two years. A liquidation event may take place as an initial public offering, recapitalization, sale to a strategic buyer, or other transaction. The risk-free interest rate is based on the U.S. Treasury rates at the grant date with maturity dates approximately equal to the expected term at the grant date. The historical volatility of a representative group of peer companies’ stock is used as the basis for the volatility assumption. Service Expenses— The Company accounts for services expenses as incurred. Service expenses include direct and indirect costs, except for facility and transaction-related costs. Facility and transaction-related costs are included in “General and administrative” in the consolidated statements of operations. Related-Party Transactions Clinical Solutions—During 2020, the Company performed environmental assessments and clinical services for two related parties. The Company earned $3.4 million in revenue from these services. The Company also utilized clinicians from one related party, for which the Company incurred $0.03 million in expenses. The expenses were recorded to “Services expenses” in the consolidation statements of operations. There were no related party revenues and expenses for Clinical Solutions for the years ended December 31, 2019 and 2018. Management Fees—In 2016, the Company entered into a management services agreement with an affiliate of its majority member. As part of the agreement, the Company is also obligated to pay to its members an ongoing management fee that equals a combined 4% of adjusted EBITDA, as such term is defined in the agreement, to be distributed based upon each member’s relative share of ownership. The Company recognized management fee expense of $4.9 million, $2.2 million, and $5.0 million for the years ended December 31, 2020, 2019, and 2018, respectively. Included in the management fee expense for the year ended December 31, 2020, are transaction fees of $0.3 million paid to related parties for the Biocerna acquisition. Included in the management fee expense for the year ended December 31, 2018, are transaction fees of $2.4 million paid to related parties for the HealthFair acquisition. There were no acquisition-related transaction fees included in management fee expense for the year ended December 31, 2019. Additionally, the Company incurred $3.1 million, $0.6 million and $0.0 million in consulting fees and related expenses for the CEO for the years ended December 31, 2020, 2019, and 2018, respectively. The Company also incurred travel expenses and related fees for board members and owners of $0.4 million, $0.1 million, and $0.1 million for the years ended December 31, 2020, 2019, and 2018, respectively. Leases—The Company leases one of its properties from the former owner of HealthFair. For the years ended December 31, 2020, 2019, and 2018, the Company paid $0.0 million,

- 19 - $0.3 million and $0.3 million, respectively, in rent and taxes related to this property. This lease agreement was terminated as of December 31, 2019. Deposits—For the year ended December 31, 2018, the Company repaid $1 million to the former owner of HealthFair for a bus deposit that the former owner funded prior to the acquisition of HealthFair. Recently Adopted Accounting Pronouncements—In May 2014, the FASB issued ASU No. 2014-09. The core principle of ASU No. 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU No. 2014-09 by one year. In 2016 and 2017, the FASB issued ASUs that amended several aspects of ASU No. 2014-09. ASU No. 2014-09, as amended, is effective for the Company beginning January 1, 2019, and allows for full retrospective or modified retrospective methods of adoption. The Company adopted ASU No. 2014-09 early as of January 1, 2018, under the modified retrospective method. This adoption did not result in any change to revenue recognition for any of its revenue streams. In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016- 02 requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASU No. 2016-02, a lessee is required to recognize assets and liabilities for leases with terms of more than 12 months. Lessor accounting remains substantially similar to current GAAP. In addition, disclosures of leasing activities are expanded to include qualitative along with specific quantitative information. The Company adopted the standard beginning January 1, 2020 using the optional transition method prescribed by ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, whereby the Company recognized a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Under ASU 2016-02, the Company recognized a right-of-use asset and a right-of-use liability for leases classified as operating leases in the consolidated balance sheet. The Company has applied the package of practical expedients when scoping and identifying leases and elected not to reassess the following: (i) whether any expired or existing contracts are or contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases. The adoption of the standard did not have a material impact on the accounting for finance (capital) leases. As of January 1, 2020, the Company recognized a lease liability for its operating leases of approximately $22.2 million and a corresponding right-of-use asset of $20.8 million in its consolidated balance sheet. The difference of $1.4 million reflects a reduction to the right- of-use asset for existing deferred rent balances, which was reversed upon adoption of the new standard. The Company did not recognize a material cumulative effect adjustment to retained earnings as of January 1, 2020 and the adoption of the standard did not have a material impact on the consolidated statement of operations or consolidated statement of cash flows. In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. The Company adopted ASU No. 2016-15 on

- 20 - January 1, 2019. The adoption of this standard did not affect the Company’s consolidated financial statements. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU No. 2016-18 requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown in the statement of cash flows. The Company adopted ASU No. 2016-18 on January 1, 2019 applying a retrospective transition method to each period presented. As the Company does not have restricted cash, the adoption of this standard did not affect the Company’s consolidated financial statements. In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU No. 2017-04 simplifies the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. The amendment is effective for calendar year- end 2021, and early adoption is permitted. The Company early adopted ASU No. 2017- 04 during 2018. The adoption of this standard did not affect the Company’s consolidated financial statements for the year ended December 31, 2018. In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) to modify the disclosure requirements on fair value measurements. The Company adopted this guidance when it became effective on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s disclosures. Recently Issued Accounting Pronouncements Not Yet Adopted—In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) and subsequently issued further clarifications and amendments which changed the incurred loss impairment methodology under current GAAP with a methodology that reflects a current expected credit loss (“CECL”) measurement to estimate the allowance for credit losses over the contractual life of the financial assets and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. There are no prescribed methods to develop an estimate of CECL. The CECL model, among others, applies to trade receivables and contract assets that result from revenue transactions, debt instruments except available for sale debt securities and loan commitments. The guidance is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard. In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying other areas of existing guidance. The amendments are effective for public entities for fiscal years beginning after December 15, 2020. It is effective for all other entities for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of this standard.

- 21 - In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASU 2020-04). ASU 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in ASU 2020-04 provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of this standard. Subsequent Events—The Company has evaluated all subsequent events that occurred after the consolidated balance sheet date through February 26, 2021, which represents the date the consolidated financial statements were available to be issued. The Company is not aware of any significant events that have not been disclosed herein that will have an impact on these consolidated financial statements. 3. ACQUISITIONS Biocerna— On October 2, 2020, the Company entered into an agreement to purchase all of the issued and outstanding limited liability interests (“Unit Purchase Agreement”) of Biocerna LLC (Biocerna). Pursuant to the Biocerna Unit Purchase Agreement governing the transaction, the Company acquired all the assets and liabilities of Biocerna for an aggregate purchase price of $20.4 million. Purchase Consideration Amount Cash (including Escrow) 17.3$ Seller Expenses 1.4$ Contingent Consideration 1.7$ Total purchase price 20.4$ The Company has accounted for this transaction as a purchase under ASC 805, Business Combinations. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective preliminary fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed. As of December 31, 2020, the contingent consideration is provisional pending final valuation. As part of the transaction, the Company incurred acquisition-related costs of $0.8 million, consisting of consulting, legal, and accounting services. Of the $0.8 million, $0.3 million is included within “Management fees”, and the remaining $0.5 million is included within “General and administrative” within the consolidated statements of operations for the year ended December 31, 2020. The contingent consideration arrangement requires the Company to pay the selling shareholders of Biocerna $2.0 million if the Company earns non-COVID revenue of more than $8.9 million, and up to $6.0 million in payments dependent on total Company revenue during the earn-out period. The earn-out period is one year from the date of acquisition. The potential undiscounted amount of all future payments that the Company

- 22 - could be required to make under the contingent consideration arrangement is between $0 and $8.0 million. The contingent consideration was measured and recorded at fair value of $1.7 million as of the acquisition date. The goodwill of $13.6 million resulting from this transaction is attributable to the synergies gained with the Company’s existing business. The Biocerna goodwill is attributable to the Clinical Solutions reporting unit. The goodwill recognized is expected to be $14.2 million for tax purposes, of which $1.7 million of tax deductible goodwill will not be recognized until the contingent liability is paid. The following table summarizes the preliminary allocation of the total purchase consideration at the date of the acquisition based on current estimates of the fair value of assets acquired and liabilities assumed: Cash and cash equivalents 0.6$ Accounts receivable 2.6 Inventory 1.7 Finance lease ROU assets 0.1 Operating lease ROU assets 0.2 Property and equipment, net 0.7 Other assets 0.1 Intangible assets 3.6 Goodwill 13.6 Accounts payable (1.5) Accrued expenses (0.5) Deferred revenue (0.5) Lease liabilities (0.3) 20.4$ Intangible assets in the table above include proprietary lab tests of $0.7 million, customer relationships of $2.8 million, and trademarks of $0.1 million that will be amortized over their useful lives of 3 years, 2 years, and 1 year, respectively. HealthFair—On February 16, 2018, the Company acquired 100% of the equity interests of DPN USA, LLC (“HealthFair” or the “HF Membership Interests”). HealthFair is a health and wellness company whose primary service offering consists of utilizing mobile clinics to conduct CHAs. Pursuant to the HF Membership Interest purchase agreement governing the transaction, the Company acquired all the assets and liabilities of HealthFair for an aggregate purchase price of $155.3 million, consisting of cash consideration of $124.7 million (inclusive of working capital adjustments) and the issuance of 24.2 million of the Company’s Series B units with a fair value of $30.6 million. The Company has accounted for this transaction as a purchase under ASC 805, Business Combinations. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

- 23 - The goodwill of $95.2 million resulting from this transaction is attributable to the synergies gained with the Company’s existing business. Goodwill also includes an identified assembled workforce with an associated value of $3.3 million, which does not qualify for separate acquired asset recognition in a business combination. The goodwill recognized is expected to be partially deductible for tax purposes. The following table summarizes the final allocation of the total purchase consideration at the date of the acquisition based on current estimates of the fair value of assets acquired and liabilities assumed: Cash and cash equivalents 0.9$ Accounts receivable 7.1 Prepaid expenses and other current assets 1.7 Property and equipment 2.0 Intangible assets 55.0 Goodwill 95.2 Accrued liabilities (2.0) Other short-term liabilities (1.9) Deferred tax liability (2.7) 155.3$ Intangible assets in the table above include customer relationships of $53.5 million, developed technology of $1.4 million, and trademarks and trade names of $0.1 million that will be amortized over their useful lives of 10 years, 1.5 years, and 1 year, respectively. See Note 4 regarding impairment charges related to the HealthFair acquisition. 4. IMPAIRMENT OF LONG-LIVED ASSETS The Company reviews the carrying value of long-lived assets when indicators of potential impairment exist. Such indicators include, but are not limited to, significant underperformance relative to expected, historical or projected future operating results; significant negative industry or economic trends; and significant changes in laws and regulations. Given the continued underperformance and overcapacity of the Company’s HealthFair business, management determined impairment indicators were present as of October 1, 2019. As such, the Company performed an impairment analysis and recoverability test during the fourth quarter of 2019, which ultimately concluded the long- lived assets of the HealthFair business were impaired.

For the year ended December 31, 2019, the Company recorded total asset impairment charges related to the HealthFair and LP businesses of $55.1 million. The following table sets forth the carrying values and impairment charges of the affected assets as of the impairment date of October 1, 2019:

	Carrying Value	Impairment
Customer relationships (HealthFair)	$ 44.8	$ (37.3)
Customer relationships (LP)	1.3	(1.3)
Vehicles (HealthFair)	3.2	(1.0)
Other PP&E (HealthFair)	1.7	(1.4)
Goodwill	95.3	(14.1)
Total	$ 146.3	$ (55.1)

The Company determined the HealthFair business is the lowest level of separately identifiable cash flows and constitutes the asset group to be tested for impairment. Based on recent sales transactions, the Company estimated the fair value of the vehicles to be approximately $2.1 million. The Company wrote the vehicles down to the estimated fair value and then allocated the remaining impairment among the long-lived assets of the group. The depreciable life of the remaining HealthFair customer list was also reduced to seven years during the fourth quarter of 2019. Effective January 1, 2020, the Company adjusted the remaining depreciable life of the HealthFair customer relationships to 12 months. No impairment charges were recorded for the years ended December 31, 2020 and 2018.

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5. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2020 and 2019, consist of the following (in millions):

	December 31, 2020	December 31, 2019
Computer equipment	$ 6.8	$ 5.3
Computer software	36.5	32.5
Furniture and fixtures	0.8	0.6
Office equipment	0.1	0.1
Leasehold improvements	0.9	0.8
Medical equipment	1.1	0.4
Vehicles	0.1	2.6
Work in process	0.9	1.8
	47.2	44.1
Accumulated depreciation	(35.1)	(25.8)
Property and equipment—net	$12.1	$ 18.3

Depreciation expense on property and equipment, including amortization of finance leases, was $10.0 million, $11.3 million, and $9.6 million for the years ended December 31, 2020, 2019, and 2018, respectively. Accumulated depreciation for computer software is $28.4 million and $20.1 million as of December 31, 2020 and 2019, respectively. Impairment charges were $0 million, $2.5 million, and $0 for the years ended December 31, 2020, 2019 and 2018, respectively. See Note 4.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $448.4 million consists of $353.0 million attributable to the change of control transaction that occurred on October 19, 2016, $0.3 million attributable to the acquisition of LP Health that occurred on November 30, 2017, $81.5 million associated with acquisition of HealthFair that occurred on February 16, 2018, and $13.6 million attributable to the acquisition of Biocerna that occurred on October 2, 2020, each of which are inclusive of measurement period adjustments and impairment. Goodwill impairment charges were $0.0 million, $14.1 million, and $0 for the years ended December 31, 2020, 2019 and 2018, respectively. See Note 4.

In Q1 2020, the Company recorded a reclass of $0.4 million between goodwill and intangible assets resulting from a change in allocation of the 2019 impairment charge.

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- 26 - Goodwill consists of the following (in millions): Balance at December 31, 2017 353.9$ Impairment losses - Measurement period adjustments (0.6) Acquisition 95.2 Balance at December 31, 2018 448.5$ Impairment losses (14.1) Balance at December 31, 2019 434.4$ 2019 impairment adjustment in 2020 0.4 Acquisition 13.6 Balance at December 31, 2020 448.4$ Goodwill Gross balance at December 31, 2020 462.1 Accumulated impairment losses (13.7) Net Goodwill balance at December 31, 2020 448.4$ Other intangible assets—net consist of the following (in millions): Gross Carrying Accumulated Net Carrying Amount Amortization Impairment Value Customer relationships 200.4$ (93.5)$ -$ 106.9$ Developed technologies 48.2 (43.8) - 4.4 Trade names and trademarks 31.5 (0.1) - 31.4 Proprietary lab tests 0.7 (0.1) - 0.6 280.8$ (137.5)$ -$ 143.3$ As of December 31, 2020 Gross Carrying Accumulated Net Carrying Amount Amortization Impairment Value Customer relationships 235.0$ (66.9)$ (38.6)$ 129.5$ Developed technologies 48.2 (31.6) - 16.6 Trade names and trademarks 31.5 (0.1) - 31.4 314.7$ (98.6)$ (38.6)$ 177.5$ As of December 31, 2019

- 27 - At December 31, 2020, the remaining net book value of customer relationships, developed technologies, and proprietary lab tests is expected to be amortized over a weighted- average period of 5.7 years, 2.5 years and 2.8 years, respectively. Trade names and trademarks are indefinite-lived intangible assets and are not subject to amortization, except for trade names and trademarks acquired through historical acquisitions, which are amortized over a useful life of one year. Other intangible assets are amortized using the straight-line method over the following useful lives: Useful Life Customer relationships 1 to 10 years Developed technologies 1 to 5 years Proprietary lab tests 3 years The Company recognized amortization expense related to other intangible assets of $37.6 million, $32.3 million, and $33.5 million for the years ended December 31, 2020, 2019, and 2018, respectively. Estimated future amortization expense of the other intangible assets with finite lives is as follows for each of the fiscal years ending December 31 (in millions): 2021 24.1$ 2022 19.3 2023 18.2 2024 18.0 2025 18.0 Thereafter 14.4 Total 112.0$ 7. ACCRUED LIABILITIES Accrued liabilities consist of the following (in millions): December 31, December 31, 2020 2019 Salaries, payroll taxes, and benefits 16.1$ 7.4$ Accrued bonuses 20.0 4.2 Accrued medical supplies 7.4 0.2 Other accruals 15.5 10.0 Total accrued liabilities 59.0$ 21.8$

- 28 - 8. LONG-TERM DEBT Long-term debt consists of the following (in millions): December 31, December 31, 2020 2019 Term loan 321.8$ 325.1$ Unamortized debt issuance costs (5.8) (7.2) Total term loan 316.0 317.9 Less current portion of long-term debt 1.9 1.9 Long-term debt—net of current portion 314.1$ 316.0$ In 2018, the Company conducted a refinancing of its existing term and line of credit facilities, with its existing lenders. The revised credit facility agreement is with two national banks and provides for an initial term loan facility in the amount of $330 million and a revolving credit line of $20 million. The term loan bears interest at a rate of London InterBank Offered Rate (LIBOR) plus 4.5% (4.65% at December 31, 2020). Principal and interest payments are due and payable quarterly through the maturity date of February 16, 2025. The debt is collateralized by all the assets of the Company. The Company incurred debt issuance costs of $5.4 million, which have been recorded as a direct reduction to the carrying value of the loan and will be amortized over the life of the loan. The Company analyzed the terms of this refinancing and determined that it constitutes a modification under the guidance of ASC 470, Debt. Under this guidance, the existing unamortized debt issuance costs of $4.5 million associated with the continuing lender are being amortized over the life of the new credit facilities and $1.1 million associated with the lender that was replaced were expensed. As a result of the modification, the Company recorded $2.5 million in finance restructuring charges of which $1.4 million related to debt issuance costs paid to third parties and $1.1 million related to write-offs of existing term facilities’ debt issuance costs. Total amortization of debt issuance costs was $1.4 million, $1.4 million, and $1.5 million for the years ended December 31, 2020, 2019, and 2018, respectively. As of December 31, 2020 and 2019, unamortized debt issuance costs were $5.8 million and $7.2 million, respectively. The revolving credit line has a variable interest rate that adjusts to the Company’s secured net leverage ratio. The interest rate of the revolving credit line is LIBOR plus 4.25%. The unused portion of the revolving credit line is subject to a commitment fee rate up to 0.5%. Commitment fees incurred on the revolving credit line were $71 thousand, $101 thousand, and $88 thousand for the years ended December 31, 2020, 2019, and 2018, respectively. The Company was in compliance with debt covenants as of December 31, 2020 and 2019.

- 29 - Annual maturities of long-term debt are as follows for the years ending December 31 (in millions): 2021 3.3$ 2022 3.3 2023 3.3 2024 3.3 2025 308.6 Total 321.8$ 9. INCOME TAXES The components of the Company’s income tax provision are as follows (in millions): 2020 2019 2018 Current: Federal 9.0$ 3.3$ 2.6$ State—net of state tax credits 3.7 1.3 1.1 Total current 12.7 4.6 3.7 Deferred: Federal (4.7) (16.8) (7.2) State (3.5) (4.3) (3.7) Total deferred (8.2) (21.1) (10.9) Total income tax expense (benefit) 4.5$ (16.5)$ (7.2)$ Year Ended December 31,

- 30 - A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 21% to the net loss before provision for income taxes is as follows (in millions): 2020 2019 2018 Federal income tax at statutory rate 4.1$ (18.0)$ (5.7)$ State income tax benefit—net of federal income tax effect 1.0 (4.7) (1.4) Change in blended rate (1.1) 1.0 (1.3) Research and development tax credits (0.9) (1.4) (1.1) Goodwill impairment - 3.7 - Non-deductible expenses 0.4 0.2 0.1 Change in uncertain tax positions 0.1 0.2 0.2 Change in valuation allowance 0.3 1.6 0.7 Mercury Parent, LLC equity compensation 0.6 0.4 0.5 Other—net 0.0 0.5 0.8 Total income tax benefit 4.5$ (16.5)$ (7.2)$ Year Ended December 31, Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows (in millions): 2020 2019 2018 Deferred tax assets: Accrued incentive compensation 5.1$ 1.1$ 0.6$ Other reserves and accruals 3.6 2.7 1.6 Loss carryforwards 2.0 1.9 1.0 Credit carryforwards 5.1 4.7 3.1 Interest limitation 0.2 7.4 4.4 Lease liabilities 4.5 0.0 0.0 Total deferred tax assets 20.5 17.8 10.7 Deferred tax liabilities: Goodwill—tax amortization (3.1) (1.9) (0.7) Intangible assets (26.5) (36.1) (53.3) Fixed assets (2.7) (3.9) (4.4) Deferred financing costs (0.3) (0.5) (0.6) Right-of-use assets (4.0) 0.0 0.0 Total deferred tax liabilities (36.6) (42.4) (59.0) Valuation allowance (6.9) (6.6) (4.1) Net deferred tax liabilities (23.0)$ (31.2)$ (52.4)$ December 31, At December 31, 2020, the Company has Arizona and California state research and development tax credits of $6.5 million available to offset future income taxes, if any, for

- 31 - those jurisdictions. The Arizona research and development tax credits will begin to expire in 2026. The California research and development tax credits may be carried forward indefinitely. Deferred tax assets arise primarily because expenses have been recorded in historical financial statement periods that will not become taxable for income taxes until future years. The Company records valuation allowances to reduce the book value of the deferred tax assets to amounts that are estimated on a more likely than not basis to be realized. The valuation allowance increases of $0.3 million and $2.5 million for the years ended December 31, 2020 and 2019, respectively, relate to separate legal entities that operate at breakeven for tax purposes, state research and development credits, and state net operating losses. The valuation allowance was $6.9 million and $6.6 million as of December 31, 2020 and 2019, respectively. The Company has gross federal and state net operating loss carryforwards of $6.9 million and $7.4 million, respectively, at December 31, 2020. Federal net operating loss carryforwards will begin to expire in 2027 while the state net operating losses will begin to expire in 2023. The Company does not have a gross interest limitation under Section 163(j) for federal tax purposes at December 31, 2020. The Section 163(j) interest may be carried forward indefinitely. Under IRC Section 382 (“Section 382”), the annual utilization of the Company’s federal net operating loss carryforwards, state research and developmental credits, and federal IRC Section 163(j) interest expense carryforward may be limited. The Company has determined that the annual limitation did not affect net operating loss, research and development, or interest expense utilization in 2020. The CARES Act contains a number of economic relief provisions in response to the COVID-19 pandemic, including the following tax related provisions; (1) ability to carryback tax losses five years for losses generated in tax year 2018 through 2020, (2) the ability for Corporations to elect to utilize the 2019 Adjusted Taxable Income and 50% limitation for IRC Section 163(j) purposes, (3) a technical correction to the definition of Qualified Leasehold Improvement Property, and (4) the ability to defer employer payroll taxes for the period of March 27 to December 31, 2020. As of December 31, 2020, the provisions reflected in the Company’s income tax provision include the election to apply the 50% limitation for IRC Section 163(j) purposes and the ability to defer employer payroll taxes. As a result, the Company recorded a deferred tax asset of $1.9 million as of December 31, 2020. All other provisions enacted do not materially impact the Company. With exceptions due to the generation and utilization of net operating losses or credits, as of December 31, 2020, the CCHN Group Holdings, Inc. and subsidiaries and the affiliated entities are no longer subject to federal or state examinations by taxing authorities for tax years before 2017 and 2016, respectively. The Company expects no material amount of the unrecognized tax benefits to be recognized during the next 12 months. The Company’s policy is to recognize interest and penalties accrued on unrecognized tax benefits as a component of income tax expense.

The Company has accrued interest and penalties of $142 thousand. A reconciliation of the liability for unrecognized income tax benefits is as follows:

	December 31, 2020	December 31, 2019
Unrecognized tax benefits—beginning of year	$ 1.8	$ 1.5
Increase related to prior-year tax positions	(0.0)	-
Increase related to current-year tax positions	0.3	0.3
Unrecognized tax benefits—end of year	$ 2.1	$ 1.8

10. MEMBERS' EQUITY

Capital Structure—At December 31, 2020, Mercury Parent had an authorized capital structure consisting of the following units:

- Common A units—353.5 million units authorized and outstanding, voting rights, liquidation preference of $1 per unit
- Common B units—24.2 million units authorized and outstanding, voting rights, liquidation preference of $1.267 per unit
- Series A units—39.1 million units authorized, no voting rights, participation in distributions in excess of $1 per common unit
- Series B units—18.2 million units authorized, no voting rights, participation in distributions in excess of $2 per common unit
- Series C units—14.8 million units authorized, no voting rights, participation in distributions in excess of $3 per common unit
- Series D units—15.9 million units authorized, no voting rights, participation in distributions in excess of $4 per common unit

For the year ended December 31, 2020, the Company had no capital contributions. During 2020, the Company repurchased 0.9 million Series A units, 0.5 million Series B units, 0.4 million Series C units and 0.4 million Series D units at fair value for an aggregate cost of $0.3 million.

For the year ended December 31, 2019, the Company issued an aggregate of 0.5 million Common A units to its members in exchange for proceeds of $0.5 million. In October 2019, the Company repurchased 3.8 million Series A units, 1.8 million Series B units, 1.4 million Series C units and 1.6 million Series D units at fair value for an aggregate cost of $0.4 million.

For the year ended December 31, 2018, the Company issued an aggregate of 24.2 million of the Company's Common B units with a fair value of $30.6 million as partial consideration for the acquisition of HealthFair. See Note 3 for further description of the transaction.

Equity-Based Compensation—On October 19, 2016, the Company's board of directors adopted a Value Unit Plan (the "Plan") for certain executives within the Company. The Plan

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- 33 - provides for awarding of up to 39.1 million Series A units, 18.2 million Series B units, 14.8 million Series C units, and 15.9 million Series D units, with each series of units being nonvoting and vesting at a rate of 25% after the first-year anniversary of the date of grant and 1/36 of the remaining to be vested in each successive month following the first-year anniversary. Each of the units shall participate in distributions provided that minimum value thresholds are met as defined in the Plan. At December 31, 2020, there were 6.5 million of Series A units, 3 million of Series B units, 2.4 million of Series C units, and 2.6 million of Series D units available for issuance under the Plan. The fair value of each Plan unit was established at the date of award based on an option- pricing model using the following assumptions: 2020 2019 2018 Risk-free interest rate 0.13% 1.56% 2.86 % Expected term 2.0 years 2.0 years 2.5 years Volatility 65.00% 70.00% 60.00 % Years Ended December 31, The risk-free interest rate was based on the U.S. Federal Reserve rate in effect as of the date of grant, which corresponds to the expected term of the award. The expected term was based on management’s estimated time to a transaction event, such as a sale, initial public offering, and recapitalization. The volatility was based on historical data for a group of peer companies for the expected term of the award.

The following is the activity for the awards for the years ended December 31, 2020, 2019, and 2018:

	Series A Units	Fair Value per Unit	Series B Units	Fair Value per Unit	Series C Units	Fair Value per Unit	Series D Units	Fair Value Per Unit
Awards outstanding at December 31, 2017	27,624,691	0.27	12,848,693	0.13	10,449,239	0.07	11,232,931	0.04
Awards granted	462,434	0.27	363,411	0.13	295,545	0.07	317,711	0.04
Awards forfeited	(935,972)	0.27	(435,336)	0.13	(354,038)	0.07	(380,591)	0.04
Awards repurchased	(138,361)	0.27	(64,354)	0.13	(52,336)	0.07	(56,261)	0.04
Awards outstanding at December 31, 2018	27,012,792	0.27	12,712,414	0.13	10,338,410	0.07	11,113,790	0.04
Awards granted	10,348,663	0.19	7,222,792	0.08	5,873,956	0.04	6,314,505	0.02
Awards forfeited	(6,615,810)	0.19	(3,490,721)	0.08	(2,838,840)	0.04	(3,051,753)	0.02
Awards repurchased	(3,832,417)	0.19	(1,782,520)	0.08	(1,449,639)	0.04	(1,558,362)	0.02
Awards outstanding at December 31, 2019	26,913,228	0.19	14,661,965	0.08	11,923,888	0.04	12,818,180	0.02
Awards granted	7,382,531	0.19	1,317,363	0.08	1,071,351	0.04	1,151,701	0.02
Awards forfeited	(883,924)	0.19	(272,558)	0.08	(221,671)	0.04	(238,283)	0.02
Awards repurchased	(870,474)	0.19	(461,079)	0.08	(374,966)	0.04	(403,097)	0.02
Awards outstanding at December 31, 2020	32,541,361	0.19	15,245,691	0.08	12,398,602	0.04	13,328,501	0.02
Awards vested and expected to vest at December 31, 2020	32,541,361	0.19	15,245,691	0.08	12,398,602	0.04	13,328,501	0.02
Awards vested at December 31, 2020	21,672,810	0.19	10,556,253	0.08	8,584,962	0.04	9,228,269	0.02

The Company issues the respective equity units upon reaching the vesting date. The grant-date fair value of all unit awards granted under the Plan during the years ended December 31, 2020, 2019, and 2018, was $1.6 million, $6.7 million, and $0.2 million, respectively. The fair value of shares vested during the year ended December 31, 2020 was $2.4 million. During the years ended December 31, 2020, 2019, and 2018, the Company recognized $2.4 million, $1.6 million, and $2.5 million, respectively, of compensation expense for these awards. All compensation expense is included in service expense in the consolidated statements of operations. Unrecognized compensation expense related to the Plan as of December 31, 2020, was $4.4 million, which is expected to be recognized over a weighted-average period of 1.3 years. All awards are classified as equity.

11. COMMITMENTS AND CONTINGENCIES

Leases— The Company leases office space and automobiles under various operating lease agreements, some of which contain escalation clauses. Lease expense for the years ended December 31, 2020, 2019, and 2018 was approximately $9.3 million, $7.8 million and $7.2 million, respectively. The Company also has finance leases for equipment and mobile clinics. All of the leases, other than those that may qualify for the short-term scope exception of 12 months or less, are recorded on the Company's consolidated balance sheet as of December 31, 2020. Many of the Company's lease agreements include options to extend the lease, which are not included in the minimum lease terms unless they are

- 34 -

- 35 - reasonably certain to be exercised. There are no early termination penalties, residual value guarantees, restrictions or covenants imposed by the leases. The Company subleased its office space in California, for which it received income of $0.2 million for the year ended December 31, 2018. No rental income was received in 2019 as the sublease ended as of December 31, 2018, and the property is no longer occupied by the Company as of April 30, 2019. Beginning in 2020, the Company subleased its office space in Boston and received rental income of $25 thousand for the year ended December 31, 2020. The components of lease cost were as follows (in millions): Year Ended December 31, 2020 Operating lease expense Fixed lease expense 7.3$ Short-term lease expense 1.3 Variable lease expense 0.3 Finance lease expense Amortization of leased assets 0.4 Interest on lease liabilities 0.2 Variable lease expense - Total lease expense 9.5$ Of the $9.5 million in total lease expense, $5.6 million is recorded in “Service expense”, $3.3 million is recorded in “General and administrative”, $0.4 million is recorded in “Depreciation and amortization”, and $0.2 million is recorded in “Interest expense-net and other expense” in the consolidated statements of operations. A summary of the lease classification on the consolidated balance sheet follows: Year Ended December 31, 2020 Assets Operating right-of-use lease assets 13.6$ Finance lease assets 1.8 Total lease assets 15.4$ Liabilities Current Operating 6.9$ Finance 0.9 Long-term Operating 7.8 Finance 1.8 Total lease liabilities 17.4$

- 36 - Supplemental cash flow information is as follows (in millions): Year Ended December 31, Cash paid for amounts included in the measurement of lease liabilities: Operating cash flows from operating leases 7.6$ Operating cash flows from finance leases 0.2$ Financing cash flows from finance leases 0.5$ A summary of the weighted-average remaining lease term and weighted-average discount rate as of December 31, 2020 follows: December 31, 2020 Weighted-average remaining lease term (years): Operating leases 2.6 Finance leases 3.9 Weighted-average discount rate: Operating leases 7.4% Finance leases 8.2% As of December 31, 2020, maturities for operating and finance lease liabilities were as follows: Operating Leases Finance Leases Total 2021 6.9$ 0.8$ 7.7$ 2022 5.2 0.8 6.0 2023 3.2 0.7 3.9 2024 0.8 0.8 1.6 Total lease payments 16.1 3.1 19.2 Less: Interest (1.4) (0.4) (1.8) Amounts recorded in the Consolidated Balance Sheet 14.7$ 2.7$ 17.4$ At December 31, 2019, the approximate future minimum rental payments under the noncancelable operating leases for the years ending December 31 are as follows (in millions, net of expected subleases): 2020 8.0$ 2021 5.5 2022 5.3 2023 3.4 2024 1.0 Thereafter 0.0 Total 23.2$

- 37 - At December 31, 2019, the approximate future minimum lease payments under the capital leases for the years ending December 31 are as follows (in millions): 2020 0.7$ 2021 0.7 2022 0.7 2023 0.7 2024 0.6 Total 3.4 Management fees (0.1) Imputed interest (0.4) Capital lease obligation 2.9$ In connection with certain strategic operating decisions in 2019 to downsize the HealthFair business, the Company planned to early terminate several of the capital leases for mobile equipment and certain operating leases, which would require a cash outlay that exceeds the carrying value of the leases. As of December 31, 2019, the Company recorded a contingent liability of $1.9 million reflected within “Accrued liabilities-” in the accompanying consolidated balance sheet and a corresponding charge to “Loss contingency” in the accompanying consolidated statement of operations. Of this total liability, $1.3 million relates to the termination of operating leases, and $0.6 million relates to the termination of capital leases. In 2020, the Company terminated five leases for a net loss of $0.2 million, and remeasured the lost contingency resulting in a reduction to the loss of $0.9 million. The Company has a $0.8 million contingent liability for lease terminations recorded in “Accrued liabilities” on the consolidated balance sheet as of December 31, 2020. Severance Agreements—Occasionally, the Company enters into employment and termination agreements with key personnel that obligate the Company for salary continuation upon termination without cause. These agreements typically relate to changes in geographic markets which result in reductions to the workforce. During 2020, the Company also incurred severance costs related to changes arising from the new Clinical Solutions business. The Company incurred $1.5 million, $2.1 million, and $0.8 million of severance costs for the years ended December 31, 2020, 2019, and 2018, respectively. At December 31, 2020 and 2019, the Company had $0.3 million and $1.7 million in accrued severance costs, respectively. Consulting Agreements— On April 17th, 2020, the Company entered into an agreement with an outside consultant to provide Risk Adjustment business optimization, vaccine deployment project management, and clinical engagement transformation. The Company pays hourly fees in exchange for these services. On May 1, 2020, the Company entered into an agreement with an additional outside consultant to help set up the Clinical Solutions business. In exchange for Clinical Solutions consulting services, the Company pays a fee based on a percentage of revenue earned by the Clinical Solutions business, up to a maximum fee of $22.5 million. For the year ended December 31, 2020, the Company recognized $7.6 million in consulting fees recorded in “Service expense” within the consolidated statements of operations. As of December 31, 2020, the Company accrued $1.5 million of consulting fees recorded in “Accrued liabilities” on the consolidated balance sheet.

- 38 - Management Incentive Plan—The Company has a bonus incentive plan available for certain managers and executives of the Company. The bonus incentive plan is based on individual personal performance goals and the financial results of the Company, which include certain benchmark thresholds that are determined annually to establish a baseline pool of the amounts to be distributed to the eligible participants. If the Company does not meet the requirements as defined annually by the board of directors, the baseline pool is established for distribution based on a sliding scale. Further, the distribution of the bonus amounts is based at least in part on the individual performance of the eligible participants. For the years ended December 31, 2020, 2019, and 2018, the Company incurred $18.3 million, $4.1 million, and $2.0 million, respectively, of management incentive costs. At December 31, 2020 and 2019, the Company had $18.6 million and $4.0 million, respectively, in accrued management incentive costs. Laws and Regulations—The health care industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not necessarily limited to, Medicare and Medicaid fraud and abuse, false claims, and disguised payments in exchange for the referral of patients. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Compliance with such laws and regulations can be subject to future government review and interpretations. The Health Insurance Portability and Accountability Act (HIPAA) was enacted on August 21, 1996, to ensure health insurance portability, reduce health care fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Effective August 2009, the Health Information Technology for Economic and Clinical Health Act was introduced imposing notification requirements in the event of certain security breaches relating to protected health information. Organizations are required to be in compliance with HIPAA provisions and are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. Legal—The Company is a party to certain legal actions against the Company arising in the ordinary course of business. The Company believes that potential liability, if any, under these claims will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows. As of December 31, 2020, the Company is defending one medical malpractice lawsuit that arose from operations involving a business that was discontinued in 2012, four employment discrimination lawsuits alleging racial/national origin discrimination and retaliation, one lawsuit alleging violation of Americans with Disabilities Act (ADA) and retaliation, one lawsuit alleging Florida Civil Rights Act (FCRA) discrimination and one putative Telephone Consumer Protection Act (TCPA) class action lawsuit. The Company does not believe the aggregate amount of liability that could be reasonably possible with respect to these lawsuits would have a material adverse effect on its financial results. Additionally, the Company is a party to four lawsuits related to the acquisition of the HealthFair business, including one action filed by the Company against the HealthFair Sellers. On April 2, 2019, the Company filed suit against the HealthFair Sellers for breach of contract and other theories of liability in connection with the Securities Purchase Agreement dated January 4, 2018. The HealthFair Sellers filed a counterclaim against the Company in that action. Discovery is ongoing in those cases. As of December 31, 2020, the Company believes that potential liability, if any, under these actions will not have a

- 39 - material adverse effect on the consolidated financial position, results of operations, or cash flows. Insurance—The Company has established and maintained a fully funded, no deductible workers’ compensation plan (in all states, except Ohio and Washington as stated previously). The Company also maintains a self-insured medical plan. Other health care benefits, such as vision and dental, remained fully insured. Determining reserves for losses in these self-insured programs involves significant judgments based upon the Company’s experience and expectations of future events, including projected settlements for pending claims, known incidents that may result in claims, estimate of incurred but not yet reported claims, estimated litigation costs, and other factors. Since these reserves are based on estimates, actual expenses may differ from the amount reserved. The Company accrued $0.6 million and $77 thousand of estimated workers’ compensation plan expenses and $1.0 million and $1.4 million of estimated medical plan expenses at December 31, 2020 and 2019, respectively. The amounts are included in “Accrued liabilities” on the consolidated balance sheets. * * * * * *